UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________
FORM SD
Specialized Disclosure Report
_______________________________
ENDO INTERNATIONAL PLC
(Exact Name of Registrant as Specified in Its Charter)
_______________________________

Ireland	001-36326	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Fitzwilliam Square, Dublin 2 Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Caroline B. Manogue 011-353-1-669-6634
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013

Section 1 – Conflict Minerals Disclosure
Item 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit
A copy of the Conflict Minerals Report of Endo International plc is filed as Exhibit 1.01 hereto and is publicly available at www.endo.com.
Section 2 – Exhibits
Item 2.01 Exhibits
Exhibit 1.01 – Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ENDO INTERNATIONAL PLC
(Registrant)

By:	/s/ CAROLINE B. MANOGUE	June 2, 2014
Name:	Caroline B. Manogue	(Date)
Title:	Executive Vice President, Chief Legal Officer & Company Secretary